UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – February 28, 2011

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
Delaware	333-147828-08	20-8650498
(States or other jurisdictions of incorporation or organization)	(Commission File Numbers)	(I.R.S. Employer Identification Numbers)

10511 East Central, Wichita, Kansas 67206

(Address of principal executive offices) (Zip code)

(316-676-7111)

(Registrant’s telephone number, including area code)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company (collectively, “the Company”) announced that Mr. Thomas Patrick Kelly, age 53, will serve as the Company’s interim principal financial officer, effective immediately. Mr. Kelly is the owner of Interim Executive Services, LLC (“IES”). The Company has entered into a consulting agreement with IES for the services to be performed by Mr. Kelly. The Company will pay a monthly fee of $45,000 for such services, and will cover reasonable travel and travel-related expenses. From January 2010 to April 2010, Mr. Kelly served as the interim Chief Executive Officer for Express Jet Airlines, a $750 million regional airline that operated 244 jets. Prior to that, he served as Chief Financial Officer of Vignette Corporation from July 2006 to July 2009. In addition, during the past five years, Mr. Kelly was the Director of Global Facility Planning of Dell from January 2005 to June 2006, the Chief Financial Officer of Trilogy Software from 1998 to 2004, the Chief Financial Officer of Sabre Holdings from 1995 to 1998, and was the Vice President, Financial Planning and Analysis of American Airlines from 1993 to 1995. None of Mr. Kelly’s experience prior to February 28, 2011 was with a parent, subsidiary or other affiliate of the Company.

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ ALEXANDER L. W. SNYDER
Alexander L. W. Snyder, Vice President, General Counsel and Secretary
HAWKER BEECHCRAFT NOTES COMPANY

/s/ ALEXANDER L. W. SNYDER
Alexander L. W. Snyder, Vice President, General Counsel and Secretary

Dated: February 28, 2011